CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" and "Counsel and Independent Registered Public Accounting Firm" and to the use of our report dated January 18, 2008, which is incorporated by reference, in this Registration Statement (Form N-1A Nos. 33-34845 and 811-6014) of Dreyfus Connecticut Municipal Money Market Fund, Inc.

ERNST & YOUNG LLP

New York, New York March 25, 2008